Exhibit 99.1


                    Willis Group Holdings Announces Results
                      from Annual Meeting of Stockholders



       NEW YORK--(BUSINESS WIRE)--April 29, 2005--Joe Plumeri, Chairman and Chief Executive Officer of Willis Group Holdings Limited (NYSE:
WSH), the global insurance broker, outlined the Corporation's progress through 2004, reflected on sweeping transformations taking place in the global insurance industry and the Company's platform for growth at the Annual Meeting of Shareholders which was held on April 29, 2005 in New York City.
       "We celebrated a number of significant accomplishments in 2004 which will have a lasting impact for our shareholders, our clients and Associates around the world," said Mr. Plumeri. "Demonstrating long-term confidence, the Board of Directors increased the dividend to $0.75 per share annually in February 2004 which was subsequently increased to $0.86 per share annually in February 2005. Separately, in 2004 the Company repurchased $339 million of stock under the existing authorization. We strengthened our global footprint by increasing our holding in Willis Denmark to 100% and bought a majority stake in Coyle Hamilton which was the largest, independently owned insurance broker in Ireland.
       "Insurance is a great and vital industry - but for too long has been inwardly-focused. Accepting and embracing the metamorphosis that has come with the heightened scrutiny of industry accepted conventions, we are leading the efforts of transparency and are further demonstrating our commitment to the tangible, measurable value we deliver to clients," Plumeri continued.
       "This changing environment brings challenges but many more opportunities which we face with excitement and confidence," Plumeri noted. "We are challenging our own conventions and assumptions in order to reinforce our business around the world and are confident we will emerge with a stronger more resilient model for long-term success."

       At the meeting, shareholders:

       --  elected all Directors until the close of the next Annual
        General Meeting of Shareholders or until their respective successors are elected or appointed;

       -- re-appointed Deloitte & Touche as auditors until the close of the next Annual General Meeting of Shareholders and authorized the Audit Committee on behalf the Board of Directors to fix the auditors remuneration;

       -- voted to increase the number of shares available for issuance under the Company's 2001 share purchase and option plan;

       -- amended the rules of the Company's 2001 share purchase and option plan to include non-employee Director;

       --  adopted the Willis Group Senior Management Incentive Plan;

       --  amended the Company's by-laws 133(ii) and 149.

       Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in over 100 countries, its global team of 14,500 Associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com.


    CONTACT: Willis Group
             Investors:
             Kerry K. Calaiaro, +1 212 837-0880
             Email: calaiaro_ke@willis.com
             Media:
             Dan Prince, +1 212 837-0806
             Email: prince_da@willis.com